Exhibit 23.1

               Consent of Independent Certified Public Accountants

We have issued our report dated January     , 1998 accompanying the financial
statements of Galveston's Steakhouse Corp. and our report dated January   , 1998
accompanying the financial statements of TLC Restaurant Management Corp. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."


                                     /s/ Singer Lewak Greenbaum & Goldstein LLP
                                     Singer Lewak Greenbaum & Goldstein LLP

Los Angeles, California
January  14, 1998